EXHIBIT 21

                              Subsidiaries of Registrant

          Family Life Corporation

          Family Life Insurance Investment Company

          Family Life Insurance Company

          Financial Industries Service Corporation

          Financial Industries Securities Corporation

          Financial Industries Service Corporation of Mississippi, Inc.

          Financial Industries Sales Corporation
               of Southern California, Inc.

          FIC Realty Services, Inc.

          FIC Property Management, Inc.

          FIC Computer Services, Inc.

          Atrium Beverage Corporation